Exhibit 23.5
WestLand Engineering & Environmental Services, Inc.
1650 Meadow Wood Lane
Reno, NV 89502

CONSENT OF THIRD-PARTY QUALIFIED PERSON

WestLand Engineering & Environmental Services, Inc.(“WestLand”), in connection with the filing of the Hycroft Mining Holding Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“Form 10-K”), consent to:

•the filing and use of the technical report summary titled “Hycroft Property Initial Assessment Technical Report Summary, Humboldt and Pershing Counties, Nevada, United States of America” (the “2023 Hycroft TRS”), with an effective date of March 27, 2023, as an exhibit to and referenced in the Form 10-K;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and the 2023 Hycroft TRS; and

•the information derived, summarized, quoted or referenced from the 2023 Hycroft TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

WestLand also consents to the incorporation by reference in Hycroft Mining Holding Corporation’s registration statements on Form S-8 (Nos. 333-249620 and 333-265434) of the above items as included in the Form 10-K.

WestLand is responsible for authoring, and this consent pertains to, subsection 3.6 of the 2023 Hycroft TRS.

March 27, 2023

/s/Richard F. DeLong
Signature of Authorized Person for
WestLand Engineering & Environmental Services, Inc.

Richard F. DeLong
Print name of Authorized Person for
WestLand Engineering & Environmental Services, Inc.
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